EXHIBIT 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact:      Marianne Wade
(973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bancorp announces election of new director

Short Hills, N.J. (PR NEWSWIRE) – March 28, 2017— Investors Bancorp, Inc. (NASDAQ:ISBC), the holding company for Investors Bank today announced the election of Peter H. Carlin to the Board of Directors, effective March 27, 2017.  Mr. Carlin will join the 2020 class of Directors for Investors Bancorp and Investors Bank.

“Blue Harbour has been a valuable partner and we look forward to deepening our relationship by welcoming Peter to the Board,” said Kevin Cummings, President and CEO.  “Peter has significant expertise in the capital and financial markets which will enhance our Board as we continue to grow our franchise.”

Mr. Carlin has been a Managing Director at Blue Harbour Group since 2014. Prior to joining Blue Harbour Group, Mr. Carlin was a Managing Member of Estekene Capital from 2009 to 2013. Previously, he was a Deputy Portfolio Manager at Alson Capital, where he worked from 2002 to 2009 and at Sanford Bernstein & Co. where he was a Buyside Research Analyst from 2000 to 2002. Mr. Carlin began his career at Morgan Stanley in the Mergers & Acquisitions Group. Mr. Carlin earned his MBA from Columbia Business School in 1999, a JD from Columbia Law School in 1999, and a BA from the University of Pennsylvania in 1994.

About Investors Bancorp
Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and 151 branches located throughout New Jersey and New York.  As of December 31, 2016, Investors Bancorp had total assets of $23.2 billion, total deposits of $15.3 billion and stockholders’ equity of $3.1 billion.